Exhibit 10.1

LICENSE AGREEMENT

Between The

University of Virginia Patent Foundation

And

ADial Pharmaceuticals, L.L.C.

Effective

January 21, 2011

TABLE OF CONTENTS

Article 1 DEFINITION OF TERMS		4
1.1	“AC Agreement”	4
1.2	“Additional Inventions”	5
1.3	“Affiliate”	5
1.4	“Confidential Information”	5
1.5	“Equity”	5
1.6	“Field”	5
1.7	“Licensed Know-how”	5
1.8	“Licensed Patents”	6
1.9	“Licensed Product”	6
1.1	“Licensed Rights”	6
1.11	“Net Sales”	6
1.12	“Non-patent Countries”	7
1.13	“Patent Countries”	7
1.14	“Patenting Costs”	7
1.15	The terms “sale”, “sold” and “sell”	7
1.16	“Sublicensee”	7
1.17	“Sublicensing Revenue”	8
1.18	“UVA”	8

Article 2 GRANT		8
2.1	Grant to Licensee	8
2.2	Option to Additional Inventions.	8
2.3	Affiliate Rights	8
2.4	Right to Sublicense	9
2.5	Government Rights	9
2.6	Reservation by Licensor	9

Article 3 FINANCIAL CONSIDERATION		10
3.1	Issue Fee	10
3.2	Running Royalties	10
3.3	Third Party Royalties	10
3.4	Minimum Annual Royalties	11
3.5	Performance Milestone Payments	11
3.6	Sublicensing Payments	11
3.7	Equity Ownership	12

Article 4 DILIGENCE		12
4.1	Commercialization Program	12
4.2	Diligence Milestones	12
4.3	Diligence Reporting	13

Article 5 REPORTS AND RECORDS		13
5.1	Record Accounting	13
5.2	Product Reports	14
5.3	Payments	15
5.4	Financial Projections	15

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Article 6 PATENT PROSECUTION		15
6.1	Patent Prosecution	15
6.2	Patent Reimbursements	16
6.3	Infringement of Licensed Patents	17
6.4	Patent Extensions	18

Article 7 DURATION AND TERMINATION		18
7.1	Contract Term	18
7.2	Bankruptcy	19
7.3	Licensor Termination	19
7.4	Licensee Termination	20
7.5	Continued Obligations	20
7.6	Effect on Sublicenses	20
7.7	Survivability	20

Article 8 CONFIDENTIALITY		21
8.1	Confidential Information	21
8.2	Security	21
8.3	Publication	21

Article 9 GOVERNING LAW AND ARBITRATION		21
9.1	Law To Govern	21
9.2	Arbitration Proceedings	22

Article 10 INDEMNIFICATION AND INSURANCE		22
10.1	Licensee Indemnification	22
10.2	Extent of Insurance	23
10.3	Term of Insurance	24
10.4	Lapse of Coverage	24
10.5	Sublicensee Insurance	24

Article 11 REPRESENTATIONS AND WARRANTIES		25
11.1	No Encumbrances	25
11.2	Licensee Warranty	25
11.3	Licensor Warranty	25
11.4	Infringement Actions by 3rd Parties	25
11.5	Disclaimers	26
11.6	Limitation of Liability.	26

Article 12 PAYMENTS AND NOTICES		26
Article 13 ASSIGNMENT		27
Article 14 NON-USE OF NAMES		27
Article 15 EXPORT CONTROLS		28
Article 16 MARKING		28
Article 17 FORCE MAJEURE		28
Article 18 SEVERABILITY		29
Article 19 HEADERS		29
Article 20 BENEFIT AND WAIVER		29
Article 21 ENTIRE AGREEMENT		29
Appendix A Licensed Patents

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ADIAL/UVAPF LICENSE AGREEMENT

This Agreement is entered into and made effective as of January 21, 2011 (the “Effective Date”) by and between the University of Virginia Patent Foundation (“Foundation”), a not-for-profit corporation of the Commonwealth of Virginia having its principal offices at 250 West Main Street, Charlottesville, VA, 29902; and ADial Pharmaceuticals, L.L.C. (“Adial”), a Virginia limited liability company having its principal offices at 1001 Research Park Drive, Suite 100, Charlottesville, VA 22911.

W I T N E S S E T H

WHEREAS, Foundation owns certain proprietary know-how, patent applications and/or patents (collectively, the “Licensed Rights”, as further defined below) pertaining to the treatment of addiction disorders filed on behalf of Bankole Johnson and co-inventors (the “Inventors”) at the University of Virginia (“UVA”, as further defined below);

WHEREAS, Adial wishes to hold an exclusive, worldwide license under the Licensed Patents and Licensed Know-how which will provide Adial with the exclusive right to make, use, import, offer to sell and sell Licensed Products in the Field, and Adial is committed to developing Licensed Products and to bringing such products to market; and

WHEREAS, Foundation is willing to grant such a license to Adial, in consideration of Adial’s satisfaction of its obligations hereunder, and for other good and valuable consideration as set forth hereinbelow.

WHEREAS, Adial Corporation, a Virginia corporation, (“AC”) and Foundation entered into an Adial/Foundation License Agreement of July 22, 2008, as amended on July 10, 2009 and March 15, 2010, (the “AC Agreement”), which was subsequently assigned by AC to Adial on December 6, 2010, which assignment was accepted by Foundation;

WHEREAS, Adial and Foundation wish to supersede the AC Agreement with this Agreement;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants set forth below, the parties hereto agree as follows:

Article 1
DEFINITION OF TERMS

1.1        “AC Agreement” shall have the meaning set forth in the preamble to this Agreement.

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1.2        “Additional Inventions” shall mean domestic and foreign patent applications and patents (including, without limitation, reissues or temporal extensions of same) on inventions conceived and discoveries made:

(a)	which are assigned by UVA to Foundation;
(b)	which are invented or discovered by Dr. Bankole A. Johnson and/or Dr. Ming Li;
(c)	which are relevant to the Field;
(d)	for which Adial has timely exercised its option to include such patent applications and patents hereunder, which option is provided for in Section 2.2; and
(e)	which are invented within three (3) years after the Effective Date.

1.3        “Affiliate” shall mean any affiliate that Adial authorizes to practice under the Licensed Rights; “affiliate” shall mean any legal entity that controls, is controlled by, or is under common control with Adial. The term “control” shall mean possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. The term “entity” includes without limitation any individual, corporation, or other organization.

1.4        “Confidential Information” shall mean any information exchanged between Foundation and Adial, its Affiliates and Sublicensees, either orally or in writing or other tangible medium other than that which (i) is or becomes known to the public without fault of the party receiving the information; (ii) the receiving party can establish from documentary evidence that it knew prior to the receipt of the same from the disclosing party; (iii) is obtained without obligation of confidentiality from a third party having the right to disclose same without breach of any obligation of confidentiality to the disclosing party; (iv) is independently developed by the receiving party without regard to the information disclosed to it.

1.5        “Equity” shall mean stock, membership interests, partnership interests, options, warrants, and other forms of equity securities convertible into any of the foregoing in Adial or its assets, as may be in existence or issued from time to time by Adial and/or its successors and/or assigns.

1.6        “Field” shall mean the field of human or animal therapeutic, prophylactic, diagnostic and/or other medical use.

1.7        “Licensed Know-how” shall mean all proprietary information, trade secrets (as defined by the Uniform Trade Secrets Act) and tangible research property (including biological materials, chemical compounds, prototypes and other research tools) necessary or useful for practicing the Licensed Patents or developing, making, using, or selling Licensed Products that is discovered or developed by the Inventors or personnel under their supervision in their laboratories and which is (i) within the Field, (ii) not subject to the rights of any third parties due to obligations originating prior to the Effective Date (other than those of the United States Government as set forth in 35 U.S.C. §§200-206, 37 C.F.R. Part 401) or research sponsor restrictions, and (iii) owned or controlled by Foundation. For clarity, Licensed Know-how includes, without limitation, clinical and non-clinical data and regulatory filings developed by the Inventor or their clinics or laboratories.

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1.8         “Licensed Patents” shall mean the patents and/or patent applications listed in Appendix A, all patent applications (domestic and foreign) directly or indirectly claiming priority to the same (except that for continuation-in-part applications, only those claims that are entitled to the priority filing date of any of the above-referenced patents or applications), and all patents issuing therefrom, including, without limitation, reissues, extensions and re-examinations.

1.9         “Licensed Product” shall mean any product in the Field that (i) is covered by (in whole or in part), or is made, uses a process covered by (in whole or in part), one or more pending or issued claim in one or more of the Licensed Patents (including reissues and re-examinations), and/or (ii) embodies, contains, uses, is used or made through the use of, or was in whole or in part derived from the Licensed Know-how.

1.10        “Licensed Rights” shall mean collectively the Licensed Patents and Licensed Know-how.

1.11        “Net Sales” shall mean the amounts received by Adial and its Affiliates and Sublicensees from the manufacture or use of Licensed Products, or the sale, offer to sell or importation of Licensed Products, less (i) discounts or rebates actually allowed from the billed amount, (ii) credits or allowances actually allowed upon claims or returns, (iii) rebates, credits, and chargeback payments (or the equivalent thereof) granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, (iv) taxes or other government charges imposed with respect to the sale of such Licensed Products, and (v) shipping and insurance charges as separately itemized in invoice. For non-cash and partial-cash sales, Net Sales shall include the fair market value of non-cash consideration received for such sale of the same quantity of Licensed Products. For sales not at arms-length, Net Sales shall be equal to the fair market price of such Licensed Products as when transferred in comparable arms-length transactions. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (1) the distribution of reasonable quantities of Licensed Products for use as free promotional samples, and if distributed by an Affiliate or Sublicensee, for which Adial receives no royalty payment, (2) Licensed Products provided for research, development, or compassionate use purposes at or below documented actual cost, or (3) Licensed Products provided by Adial to a Sublicensee or Affiliate provided that Net Sales by such Sublicensee or Affiliate are subject to royalties under Section 3.2.

Notwithstanding the foregoing, in the event that a Licensed Product is sold by Adial, an Affiliate thereof, or a Sublicensee in combination or a bundle with other products or services (such combination or bundle, a “Bundled Product”), Net Sales shall be calculated by multiplying the Net Sales for such Bundled Product by the fraction, A/(A+B), where A is the average sale price, during the royalty-paying period in question, of the subject Licensed Product sold or used separately, and B is the average sale price during the royalty-paying period in question, of the other products, processes or services in the Bundled Product sold separately. If no separate sales are made of the subject Licensed Product or of the other products, processes or services in such Bundled Product during the royalty-paying period in question, Net Sales for the purposes of determining royalty payments with respect to such Bundled Product shall be commercially reasonable and determined by good faith negotiation between the parties based on the relative value(s) of the various constituents of such Bundled Product and the portion thereof represented by the Licensed Product(s) included therein. If the parties cannot agree, then the matter shall be submitted to an arbitrator per Section 9.2 herein for final determination.

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1.12        “Non-patent Countries” shall mean all countries of the world other than Patent Countries. A country in which a patent application is filed, but such application is withdrawn or abandoned by Foundation in good faith prior to the issuance of a corresponding patent, shall become a Non-patent Country upon such withdrawal or abandonment. A country in which a patent issues but such patent is abandoned in good faith by Foundation shall become a Non-patent Country upon such abandonment.

1.13        “Patent Countries” shall mean countries for which the Licensed Patents cover or previously covered the Licensed Product at issue or its method of manufacture or use and include at least one (i) pending patent application, (ii) issued and unexpired patent, or (iii) issued patent that has expired at the end of its full term or has been invalidated, revoked, or otherwise been rendered unenforceable during its term (other than via abandonment or withdrawal by Foundation in good faith).

1.14        “Patenting Costs” shall mean any reasonable, documented past or ongoing costs incurred or to be incurred, including government fees and attorneys’ fees, in the course of preparing, filing, prosecuting and maintaining any of the Licensed Patents, including continuations, re-examinations, reissues and appeals.

1.15        The terms “sale”, “sold” and “sell” as used in this Agreement include without limitation, sales, leases, licenses, rentals and other modes of distribution or transfer of a product or its beneficial use.

1.16        “Sublicensee” shall mean any non-affiliated third party to whom Adial has granted a Sublicense. “Sublicense” shall mean an agreement in which Adial (i) grants a license to any of the rights to Licensed Patents, (ii) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of same, (iii) assigns or otherwise transfers this Agreement and/or the rights acquired by it (except for transfers or assignments resulting from acquisitions, mergers, consolidations, reorganizations, or other transfers or similar transactions as specified in Article 13 Assignment hereinbelow), or (iv) is under an obligation to grant, assign or transfer any such rights (except for transfers or assignments resulting from acquisitions, mergers, consolidations, reorganizations, or other transfers or similar transactions as specified in Article 13 Assignment hereinbelow) or non-assertion, or to forebear from granting or transferring such rights to any other entity, including licenses, option agreements, right of first refusal agreements, or other agreements. For clarity, selling products to third parties, including without limitation, end users, distributors, and the like, will not be considered a sublicense.

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1.17        “Sublicensing Revenue” shall mean the fair market cash value of any and all non-running royalty consideration received by Adial from Sublicensees in connection with the grant of rights to the Licensed Patents under its Sublicenses, including without limitation license issue fees, option fees and other licensing fees, milestone payments, minimum annual royalties, equity or other payments of any kind whatsoever (but excluding running royalties paid for, and other payments calculated on the basis of, Net Sales of Licensed Products by Sublicensees), irrespective of whether such revenues are received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, a premium on the sale of Equity (i.e., payments for Equity that exceed the then-current fair market value of the Equity), equity exchanges (where the value attributed to Equity is greater than the then-current fair market value), or any other form whatever. Sublicensing Revenue shall exclude purchases of equity or debt of Adial at or below fair market value, payments made for actual manpower, overhead, material costs, and out-of-pocket or third party costs and expenses in carrying out research and development projects as reasonably detailed in collaboration or research agreements.

1.18        “UVA” shall mean the University of Virginia, its governors, trustees, officers, agents, employees, faculty, staff and students.

Article 2
GRANT

2.1	Grant to Licensee

In consideration of Adial’s satisfaction of its obligations hereunder, Foundation hereby grants to Adial the exclusive, worldwide license in the Field under its interest in and to the Licensed Patents, and a non-exclusive worldwide license in the Field under the Licensed Know-how in each case to make, have made, use, offer to sell, sell and import Licensed Products throughout the term hereof.

2.2	Option to Additional Inventions.

With respect to inventions conceived and discoveries made which are Additional Inventions that may be the subject of a patent application or patent, Foundation shall give written notice to Adial of same. Adial shall have an irrevocable option, exercisable by written notice within ninety (90) days of receiving such notice from Foundation, to elect to include such new patent application and/or patent within the Licensed Patents hereunder (i.e. add by amendment to Appendix A). If Adial does not exercise such option within ninety (90) days, Foundation shall be free to license same to third parties, exclusively or otherwise, without any obligation to Adial therefor.

2.3	Affiliate Rights

The rights licensed to Adial hereunder, except for the right to sublicense granted in the following paragraph, shall be extended to Affiliates designated in writing by Adial, provided that each such Affiliate first agrees in writing to be bound by the terms and conditions of this Agreement. Adial shall deliver to Foundation a copy of said writing within thirty (30) days of its execution. Adial agrees to be fully responsible for the performance of such Affiliates hereunder.

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2.4	Right to Sublicense

Adial shall have the right to sublicense any or all of the rights licensed hereunder to non-affiliated third parties, provided that (i) each Sublicense contains terms and conditions functionally equivalent to those set forth in the Government Rights, Reservation by Licensor, and Patent Extensions paragraphs and in the Marking, Export Control, Non-Use of Names, and Severability articles of this Agreement; (ii) that each Sublicense is otherwise consistent with, and contains provisions reasonably sufficient to enable Adial to comply with, the terms and conditions of this Agreement; (iii) a copy of each Sublicense is provided to Foundation promptly following its execution, together with a written statement disclosing any and all material prior and contemporaneous contractual relationships between Adial and the Sublicensee; and (iv) Adial represents and warrants that no such other contractual relationships contain consideration to Adial reasonably attributable to the sublicensing of the Licensed Rights. Adial acknowledges that failure of a Sublicensee to satisfy the obligations of this Agreement named above or otherwise applicable to such Sublicensee will, absent corrective action by Adial, construe breach hereof.

2.5	Government Rights

Notwithstanding anything herein to the contrary, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government (“Government”) which may attach as a result of Government sponsorship of research at UVA in which one or more inventions covered by the Licensed Patents was conceived or reduced to practice, as set forth in 35 U.S.C. §§200-206, 37 C.F.R. Part 401 and in the relevant Government research contracts with UVA, and as such rights and requirements may be amended or modified by law. To the extent applicable, such rights and requirements include without limitation (i) the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the Government any of the Licensed Patents throughout the world (as set forth in 35 U.S.C. §202(c)(4)), and (ii) the requirement that Licensed Products used or sold in the United States will be manufactured substantially in the United States (as set forth in 35 U.S.C. §204).

2.6	Reservation by Licensor

Notwithstanding anything herein to the contrary, the above grant is subject to a reservation of rights by Foundation for itself and UVA to practice under the Licensed Rights solely for educational, not-for-profit research, patient care and treatment, and other internal, noncommercial purposes, provided that the exercise of such reserved rights by Foundation shall not (i) be on behalf of, sponsored with funding received from, or subject to any intellectual property rights granted to any commercial third party nor (ii) include any human use or clinical administration without prior written approval from Adial. Foundation further excludes from the license granted herein the right to bring an infringement action against, seek monetary damages from, or seek an injunction against, any Inventor or their present or future not-for-profit employers even after such employment has ended, for infringement of any of the Licensed Rights in carrying out not-for-profit research. Nothing herein shall be construed to require Foundation to bring any such action against any such party. Such reservation shall further include the right to provide Licensed Know-how, and to grant licenses under the Licensed Patents, to not-for-profit and governmental institutions solely for their internal research and scholarly use only, in accordance with the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources (as published in the U.S. Federal Register / vol 64, No. 246 – 12/23/99).

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Article 3
FINANCIAL CONSIDERATION

In consideration of the rights, privileges, and licenses granted hereunder, Adial shall pay royalties and other consideration to Foundation in the manner hereafter provided:

3.1	Issue Fee

A license issue fee of one hundred thousand dollars (U.S. $100,000) shall be paid to Foundation in the form of Equity in ADial in accordance with Section 3.7 below.

3.2	Running Royalties

Throughout the term of this Agreement, Adial shall pay quarterly to Foundation, on a Licensed Product-by-Licensed Product and country-by-country basis, a running royalty in an amount equal to:

A.	Two percent (2%) of Net Sales of Licensed Products sold in Patent Countries in such quarter; and
B.	One percent (1%) of Net Sales of Licensed Products sold in Non-patent Countries in such quarter.

No multiple running royalties shall be payable because the Licensed Product, or the manufacture or use thereof, are or shall be covered by more than one Licensed Patent, or by both Licensed Patents and Licensed Know-how. Adial’s obligation to pay running royalties shall end on a Licensed-Product-by-Licensed Product and country-by-country basis according to the Term as defined in Section 7.1.

3.3	Third Party Royalties

In the event that (a) a Licensed Product is deemed by a final, unappealable decision of a court of competent jurisdiction to infringe a claim of a patent(s) owned or controlled by a third party in any given country, and Adial, an Affiliate thereof, or any Sublicensee licenses such patent(s) in settlement of such claims, or to avoid future such claims, or (b) Adial, an Affiliate thereof, or any Sublicensee reasonably determines that it is necessary for freedom to operate to pay royalties to a third party to obtain a license to practice any third party’s rights in order to manufacture, use, commercialize or develop a Licensed Product in any given country, then Adial may deduct an amount equal to fifty percent (50%) of any fees, milestones or royalties due to such third parties for such rights (or such amounts paid by Adial, its Affiliate, or any Sublicensee in settlement of any infringement action) from any amounts due Foundation under Sections 3.2 and 3.6, provided that the amounts due under Sections 3.2 and 3.6 shall never be reduced by more than fifty percent (50%) by the effects of this paragraph in any event.

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3.4	Minimum Annual Royalties

For the 2017 calendar year and each subsequent calendar year during the term of this Agreement, ADial shall pay to Foundation a Minimum Annual Royalty payment in the amount of forty-thousand dollars (U.S. $40,000) annually. Adial shall make such payment to Foundation within sixty (60) days of the end of the calendar year in which it is due. For each calendar year, the payments paid to Foundation under Section 3.2 Running Royalties for such calendar year’s Net Sales, Sublicensing Revenue, and performance milestones achieved shall be creditable against the Minimum Annual Royalty due under this Section 3.4 (i.e. amounts shall be due under this Section 3.4 only to the extent the amount specified below exceeds the amounts paid or payable pursuant to Sections 3.2, 3.5, and 3.6 for a particular calendar year’s Net Sales, Sublicensing Revenue, and performance milestones).

3.5	Performance Milestone Payments

Adial shall pay to Foundation the following performance milestone amounts:

A.	A milestone payment of one hundred seventy-five thousand dollars (U.S. $175,000) upon initiation of Phase III clinical trials (defined as the dosing of the first patient) for the first Licensed Product by or on behalf of Adial, an Affiliate, or Sublicensee; and

B.	A milestone payment of two hundred seventy-five thousand dollars (U.S. $275,000) upon filing and acceptance for review of a New Drug Application with the FDA by or on behalf of Adial, an Affiliate, or Sublicensee for the first Licensed Product.

C.	A milestone payment of one million dollars (U.S. $1,000,000) upon approval for sale (including marketing and/or reimbursement approval, where applicable) of the first Licensed Product by the regulatory authority in the U.S., the European Union or Japan.

Fifty percent (50%) of the above milestone payments shall be due for the second Licensed Product to achieve each milestone. Licensed Products are considered different Licensed Products if they have a different active ingredient(s).

Adial shall promptly provide Foundation with commercially reasonable evidence of Adial having achieved each of the above-defined Performance Milestones.

3.6	Sublicensing Payments

Adial shall pay to Foundation fifteen percent (15%) of Sublicensing Revenues. However, Adial shall pay a running royalty on Net Sales of Licensed Products by Sublicensee under the Running Royalties paragraph hereinabove, and not under this paragraph.

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3.7	Equity Ownership

Adial shall transfer to Foundation four percent (4%) of the Equity in Adial in existence as of the Effective Date. Such Equity shall be issued to Foundation in the form of common stock (or the equivalent limited liability company membership interest). The parties agree that such Equity is valued at one hundred thousand dollars ($100,000) as of the Effective Date, which shall be the date of the transfer of such Equity, and that transfer of such Equity fully satisfies the Issue Fee payment due under Section 3.1 above. The transfer of such Equity to Foundation shall be made in accordance with the terms and conditions of an Equity subscription agreement having commercially reasonable terms and conditions, the drafting of which shall be the responsibility of Adial, to be executed on the Effective Date. Said Equity subscription agreement shall contain provisions for, among others, the right for Foundation to have its shares registered by “piggyback” on any public offering which may be made, subject only to “lock-up” and other restrictive provisions that are no more restrictive than those binding any other comparable pre-offering Equity holder.

Article 4
DILIGENCE

4.1	Commercialization Program

Adial shall use commercially reasonable efforts to bring at least one Licensed Product to market through a diligent commercialization program, which program shall include but not be limited to the development, marketing, promotion, distribution and sale of such Licensed Products. A report of Adial’s efforts, and progress made, in bringing Licensed Products to market shall be provided to Foundation in accordance with the Diligence Reporting paragraph below. For purposes of this Article 4, the acts of Adial’s Affiliates and Sublicensees and any other collaborators of Adial shall be deemed the acts of Adial for purposes of satisfying Adial’s obligations hereunder.

4.2	Diligence Milestones

In partial satisfaction of its obligations under the previous paragraph, Adial shall use commercially reasonable efforts to achieve the following commercial goals (the “Milestones”) by the dates set forth below (the “Milestone Dates”):

A.	Initiate FDA Phase III clinical trials for a Licensed Product by July 1, 2014; and

B.	Submit a New Drug Application with the FDA for a Licensed Product by July 1, 2016.

C.	Achieve first commercial sale of a Licensed Product by July 1, 2017.

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4.3	Diligence Reporting

Throughout the course of commercial development of Licensed Products by Adial, its Affiliates and Sublicensees, Adial shall provide Foundation with reasonably detailed confidential periodic summary reports evidencing its efforts in, progress made, and future plans for, its development of Licensed Products and bringing same to market (such reports to be provided no less frequently than once per year, the first report to be due within 12 months after the Effective Date). In addition, Adial shall provide to Foundation commercially reasonable evidence of Adial having achieved each of the above-defined commercial Milestones within thirty (30) days after the corresponding Milestone Date set forth above. Should Adial fail to achieve a Milestone by the relevant Milestone Date, Adial shall, within thirty (30) days after the Milestone Date, provide Foundation with commercially reasonable evidence of the existence of a reasonable, good-faith business or technical justification for such failure. Provided that Adial has made such a showing, Foundation and Adial shall then negotiate in good faith to reasonably adjust the Milestone Date to take into consideration the reason for such failure. Should Adial and Foundation be unable, within a reasonable period of time, to reach agreement on such an adjustment, or agreement regarding whether such an adjustment is warranted, Adial and Foundation hereby agree to submit the matter to binding arbitration in accordance with the arbitration provisions set forth hereinbelow, and the arbitrators shall determine (i) whether an adjustment of the Milestone Date is warranted (which shall be determined in the affirmative if the reasons asserted by Adial are found to have been made in good faith, the evidence provided by Adial is found to be reasonable, and the reasons asserted are found, using reasonable business judgment, to justify the delay) and, if adjustment is warranted, (ii) what the adjusted Milestone Date should be. However, Adial’s failure to achieve any Milestone by the Milestone Date for same, followed by Adial’s failure to timely provide commercially reasonable evidence of the existence of a reasonable, good-faith business or technical justification for such failure, or followed by the arbitrators’ finding that an adjustment of the Milestone Dates is not warranted, shall constitute a breach of this Agreement; and upon such occurrences Foundation shall have the right, but not the obligation, to terminate this Agreement in accordance with the termination provisions set forth below.

Article 5
REPORTS AND RECORDS

5.1	Record Accounting

Adial shall keep complete and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Foundation by Adial hereunder, and for otherwise verifying Adial’s performance hereunder. Such books of account shall be kept at Adial’s principal place of business, and shall be maintained for at least five (5) years following the end of the reporting period to which they pertain. Such books and the supporting data shall be open at all reasonable times to the inspection by Foundation’s internal auditing personnel, and/or an independent certified public accountant retained by Foundation and/or employed by Foundation, for the purpose of verifying Adial’s royalty statement or compliance in other respects with this Agreement. Such examinations shall be made during reasonable business hours, and not more than once during each calendar year. Adial shall also provide itself with a comparable right of audit of each Affiliate and Sublicensee, and Adial shall audit each Affiliate and Sublicensee upon Foundation’s request, provided that, with respect to each Sublicensee, Adial shall not in any event be required by any such request to audit any particular Sublicensee more than once during each calendar year. The results of any audit of any Affiliate or Sublicensee will be subject to inspection by Foundation’s auditors. Should any of the foregoing examinations reveal an underpayment by Adial, Adial shall immediately pay to Foundation the underpaid amount and interest due thereon (as provided for herein). Should the underpayment be more than five percent (5%) of the total amount due with respect to the audited period, then Adial shall bear the reasonable, documented cost of such examination, including accountant’s fees and expenses, and Adial shall promptly reimburse Foundation for all such audit costs.

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5.2	Product Reports

Within sixty (60) days of the end of each calendar quarter following the date of the first commercial sale of a Licensed Product, Adial shall deliver to Foundation complete and accurate reports, giving such particulars of the business conducted by Adial and its Affiliates and Sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall include at least the following:

A.	The numbers of each Licensed Product sold by Adial and each Affiliate and Sublicensee;

B.	Total receipts for Licensed Products sold by Adial and each Affiliate and Sublicensee;

C.	Deductions applicable as provided in the definition of Net Sales;

D.	Total royalties due to Foundation;

E.	Names and addresses of all Sublicensees of Adial;

F.	Payments and other consideration received from each Sublicensee, as further described in the definition of Sublicensing Revenues; and

G.	Payments due to Foundation under the Sublicensing Payments paragraph hereinabove.

In addition to the foregoing reports, Adial shall deliver annually a report containing Adial’s financial statements for the preceding twelve (12) months including, at a minimum, a balance sheet and an operating statement. Such reports shall be considered Confidential Information, and shall be subject to the confidentiality provisions contained herein. Furthermore, at any time during the term of this Agreement, in the event that Adial or an Affiliate no longer qualifies as a “small entity” (as defined in 37 C.F.R. 1.27), or if Adial sublicenses any Licensed Rights to a Sublicensee that is not, or at some point does not, qualify as a “small entity”, Adial shall promptly notify Foundation of same.

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5.3	Payments

With each quarterly report submitted, Adial shall pay to Foundation the royalties and other payments due and payable under this Agreement. If no royalties shall be due, Adial shall so report. Payments shall be paid in United States Dollars in Charlottesville, Virginia, or at such other place as Foundation may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate stated in the Wall Street Journal on the last business day of the calendar quarterly reporting period to which such royalty payments relate, and all transfer fees in connection with payment shall be borne by Adial. All payments shall be made within sixty (60) days after the end of the calendar quarter in which they became due and payable to Foundation. Any amounts due hereunder (except for the Past Patenting Costs) which are unpaid sixty (60) days after the end of the calendar quarter shall bear simple interest accrued at the annual rate of twelve percent (12%). Any taxes required to be withheld by Adial from payments otherwise due hereunder in order to comply with the tax laws of the United States or any other country shall be promptly paid by Adial to the appropriate tax authorities, the amount payable to Foundation under this Agreement shall be reduced by the amount withheld or paid for taxes on such payment amounts, and Adial shall furnish Foundation with original official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable Foundation to support a claim for income tax credit or refund in respect of any sum so withheld. In each country where the local currency is blocked and cannot be removed from the country under such country’s applicable law, royalties accrued in that country shall be paid to the Foundation in the country in local currency by deposit in a local bank designated by the Foundation, unless the parties otherwise agree.

5.4	Financial Projections

To assist Foundation in projecting its future incomes, beginning when royalties are first paid, Adial shall provide Foundation with copies of any projections of Net Sales prepared for its annual financial statements or provided to actual or potential investors during the preceding calendar year within three (3) months of the end of each calendar year. Foundation acknowledges that such projections are speculative, and that Adial shall have no liability for Foundation’s reliance on same. Foundation agrees that such projections will be considered Confidential Information, and shall be subject to the confidentiality provisions contained herein.

Article 6
PATENT PROSECUTION

6.1	Patent Prosecution

6.1.1.      Foundation is the owner of the Licensed Patents, and shall have exclusive responsibility for the preparation, filing, prosecution and maintenance of the Licensed Patents, including choice of patent counsel. However, Foundation shall keep Adial fully informed of patent prosecution, will seek Adial’s comments and suggestions prior to taking material actions for the same, and will take all prosecution actions reasonably recommended by Adial which would expand the scope or term of rights sought. Foundation will also authorize Adial to communicate directly with Foundation’s patent counsel. The parties shall cooperate with each other to insure that each Licensed Patent reflects and will reflect, to the extent practicable and to the best of Adial’s and Foundation’s knowledge, all items of commercial interest to Adial. Adial will cover all of Foundation’s Patenting Costs, in accordance with the Patent Reimbursements paragraph below. Amounts paid to Foundation to cover Patenting Costs shall first be applied to outstanding Patenting Costs in the order in which they were accrued.

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6.1.2.      All information exchanged between Foundation’s counsel, the parties and/or the Inventors regarding preparation, filing, prosecution or maintenance of the Licensed Patents shall be deemed Confidential Information.  In addition, the parties acknowledge and agree that, with regard to such preparation, filing prosecution and maintenance of the Licensed Patents, the interests of the parties as licensor and licensee are to obtain the strongest and broadest patent protection possible, and as such, are aligned and are legal in nature.  The parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents, including without limitation, privilege under the common interest doctrine and similar or related doctrines.

6.2	Patent Reimbursements

6.2.1.      Ongoing Patenting Costs: For any Patenting Costs to be incurred by counsel retained by or employed by Foundation, Foundation or its counsel shall inform Adial (either orally or in writing, including via email) of all material actions necessary for the filing, prosecution, issuance and maintenance of such Licensed Patents, together with an estimate of Patenting Costs for same. Adial shall promptly instruct Foundation in writing whether to take such action at Adial’s expense.

A.	For prosecution and maintenance of foreign applications and patents, if instruction to take such action is given, Adial’s written response shall be accompanied by payment of all of the estimated Patenting Costs to Foundation’s counsel, unless Adial has previously made arrangements with counsel to pay such Patenting Costs in a manner acceptable to Foundation. Adial shall remit payment of the balance of the actual Patenting Costs incurred within thirty (30) days after its receipt of invoices for such actual Patenting Costs; if the portion of such Patenting Costs paid in advance by Adial exceeds actual Patenting Costs incurred, the overpayment shall be credited toward future Patenting Costs or promptly refunded to Adial, as elected by Adial in its sole discretion.

B.	For prosecution or maintenance of U.S. applications or patents, Adial shall reimburse Foundation or its counsel within thirty (30) days after its receipt of the invoices for Patent Costs incurred.

Payments directly to Foundation’s counsel are made with the understanding that such payments do not create an attorney-client relationship between Adial and such counsel. Time is of the essence with respect to such payments.

If Foundation does not receive from Adial written instruction to take a material action to protect a Licensed Patent within thirty (30) days of the statutory bar date for such material action, and if the Licensed Patent is a foreign application or patent, verification from Adial that estimated Patenting Costs have been received by Foundation’s counsel, Foundation shall have no obligation to take or have taken such material action to protect the Licensed Patent at issue, even if the result is the irrevocable loss of rights. If Adial does not provide written instructions to take a material action to protect a Licensed Patent within thirty (30) days of any statutory bar date or, with respect to any foreign application or patent, verify that any above-referenced estimated Patenting Costs have been received by Foundation’s counsel, Foundation shall have the right to (i) abandon some or all of such patents or patent applications at Foundation’s sole discretion or (ii) incur those costs at its own expense, and Foundation will notify Adial of its intent when Foundation makes its decision. In either case, Foundation shall have the right, upon ten (10) days written notice to Adial, to exclude such patents or patent applications from the definition of Licensed Patents and licenses granted hereunder, and Foundation shall be free to license rights to such patents or patent applications to third parties without any further obligation to Adial.

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6.2.2.      Unpaid Patenting Costs: Any amounts due hereunder that remain unpaid thirty (30) days after Adial receives an invoice from Foundation or its counsel for same shall bear simple interest accrued at the annual rate of twelve percent (12%) from the date such payment first became due. In addition, after said thirty (30) days, Foundation shall thereafter have the right to take action to terminate this Agreement in accordance with the Licensor Termination paragraph below. However, nothing herein shall be construed to release Adial from any obligations to reimburse or pay Patenting Costs that matured prior to the effective date of termination of this Agreement in accordance with the Licensor Termination paragraph.

6.2.3.      Past Patenting Costs: Within thirty (30) days after the Effective Date, Adial shall reimburse Foundation for any Patenting Costs incurred by Foundation prior to the Effective Date that have not been previously reimbursed by AC or Adial.

6.3	Infringement of Licensed Patents

If either party believes that any of the rights granted hereunder are being or have been infringed by a third party, such party shall notify the other of such belief, and as part of such notice shall provide copies of all documentary evidence of the alleged infringement. Except in the limited cases for which Foundation has excluded from the license the right to bring an infringement action against Inventors and their not-for-profit institutions in the Reservation by Licensor paragraph above, Adial shall have the first option to bring an infringement action against the alleged infringer at Adial’s sole expense. If Adial exercises its option, which shall be made in writing within one hundred and eighty (180) days after the parties’ receipt of said notice of infringement, Foundation will cooperate as requested by Adial (including but not limited to Foundation being joined as a party to any such action), and will be compensated by Adial for its reasonable, documented out-of-pocket expenses, which Foundation will only be required to expend if Adial has approved same for reimbursement.

Adial shall be free to enter into any settlement, consent judgment, or other voluntary disposition of any such matter, provided that no settlement, consent judgment, or other voluntary final disposition of such suits that materially adversely affects the Licensed Patents or admits fault or wrongdoing on the part of Foundation may be entered into without the consent of Foundation, which consent shall not be unreasonably withheld. Foundation shall provide Adial notice of such consent or denial of such consent within ten (10) days of any request for consent by Adial, provided that in the event Foundation wishes to deny such consent, such notice shall include a written description of Foundation’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition. If Foundation has not consented within ten (10) days or has denied such consent, Adial will meet with Foundation in Charlottesville, VA, to discuss the proposed settlement, consent judgment, or other voluntary disposition. If, after such meeting, Foundation has not provided notice of its consent, the parties will submit any disputes over the reasonableness of Foundation’s objections to expedited, single-arbitrator arbitration in Washington, D.C. No discovery will be allowed, and each party will have one (1) hour to present its case to the arbitrator

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Any damages paid (including without limitation statutory damages, compensatory damages, lost profits damages, exemplary damages, increased damages, and awards of costs and attorney’s fees) or amounts received in settlement with respect to, in either case, the infringement of the Licensed Patents shall first be applied to the reimbursement of Adial’s reasonable costs, expenses and legal fees, including amounts Adial has reimbursed to Foundation. The remaining balance of such damages or amounts received shall be retained by Adial and treated as Sublicensing Revenue subject to payments under Section 3.6 (with the date of such settlement or disposition being deemed the “point at which the Sublicense is executed” for purposes of determining payments due under Section 3.6). In the event that Adial does not timely exercise its option to bring or pursue an infringement action against an alleged infringer, Foundation shall have the right (but not the obligation) to do so at its sole expense, and to retain all recovered damages. In such instances Adial will cooperate as requested by Foundation, and will be reimbursed by Foundation for its reasonable out-of-pocket expenses, which Adial will only be required to expend if Foundation has approved same for reimbursement.

In the event of any challenge to the validity of any Licensed Patent (or similar proceeding), Adial will have the right to participate (at its own expense) in the proceedings.

6.4	Patent Extensions

Adial and Foundation agree that the Licensed Patents shall be extended by all means provided by law or regulation, including without limitation extensions provided under U.S. law at 35 U.S.C. §§154(b) and 156. Adial hereby agrees to provide Foundation with all necessary assistance in securing such extensions, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same. Adial acknowledges that extensions under 35 U.S.C. §156 must be applied for within sixty (60) days of the date that a Licensed Product receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use, and that Adial’s failure to promptly provide the necessary information or assistance to Foundation during such sixty day period will cause serious injury to Foundation, for which Adial will be liable at law.

Article 7
DURATION AND TERMINATION

7.1	Contract Term

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue, on a country-by-country and Licensed Product-by-Licensed Product basis:

(i) in each Patent Country until the expiration, abandonment, withdrawal, invalidation, revocation, or otherwise rendering unenforceable of the last to expire or be revoked, abandoned, withdrawn, invalidated, or otherwise rendered unenforceable of the Licensed Patents covering the Licensed Product in such country (except when a Patent Country becomes a Non-patent Country in accordance with Section 1.12 above, in which case clause (ii) below shall then apply);

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(ii) in Non-patent Countries until the expiration, abandonment, withdrawal, invalidation, revocation, or otherwise rendering unenforceable of the last to expire or be revoked, abandoned, withdrawn, invalidated, or otherwise rendered unenforceable of the Licensed Patents covering the Licensed Product in the U.S., European Union, or Japan;

unless sooner terminated in accordance with the provisions hereinbelow. Upon expiration of this Agreement pursuant to the foregoing, Adial shall have the perpetual, unrestricted, fully-paid, royalty-free right, with rights of sublicense, to make, use, and sell, lease, import or otherwise dispose of the applicable Licensed Product(s) in the applicable country(ies).

7.2	Bankruptcy

If Adial becomes bankrupt or insolvent, files a petition in bankruptcy, or is placed in the hands of a receiver, assignee, or trustee for the benefit of creditors, whether by the voluntary act of Adial or otherwise, Adial shall notify Foundation in writing and Foundation shall have the right to terminate this Agreement upon written notice given within thirty (30) days of such notice from Adial, inasmuch as permitted under applicable and prevailing law, except that if Adial shall have such proceeding discharged within one hundred and twenty (120) days then this Agreement shall be reinstated as if it had never been terminated.

7.3	Licensor Termination

If Adial fails to make a payment to Foundation of running royalties, Patenting Costs or any other payment in accordance with the terms of this Agreement, or upon Adial’s other material breach or default of any material term of this Agreement (except for any breach of provision of Article 10 Indemnification and Insurance hereinbelow), or non-payment or other material breach of any other agreement between Adial or its Affiliates and Foundation, UVA or their Affiliates (including, for example, sponsored research agreements, procurement agreements, or other license or option agreements), Foundation shall have the right to serve notice upon Adial of Foundation’s intention to terminate the entirety of the rights, privileges and licenses granted hereunder within sixty (60) days from the mailing of such notice. If Adial does not timely pay all such overdue amounts to Foundation, its Affiliate, or UVA, or, as applicable, if Adial fails to reasonably cure such material breach or default and to timely provide Foundation with reasonably acceptable written evidence of such cure, then the rights, privileges, and licenses granted hereunder may be immediately terminated by Foundation at any time after said sixty (60) day period by written notice to Adial. Notwithstanding the above, if the matter of breach is disputed in Adial’s reasonable determination and the parties authorized officials are unable to reach agreement, then the matter shall be submitted to arbitration per Section 9.2 Arbitration Proceedings during which the termination of this Agreement will not become effective. After the arbitration decision, Adial shall have thirty (30) days to cure such breach and if not cured, termination will automatically become effective.

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7.4	Licensee Termination

Adial shall have the right to terminate this Agreement, in whole or with respect to any Licensed Patents, at any time by providing Foundation with sixty (60) days advance notice by certified mail. Upon such termination, Foundation shall be free to license such rights to third parties, without any further obligation to Adial whatsoever.

7.5	Continued Obligations

Upon termination of this Agreement in whole or in part for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Except as set forth in the Lapse of Coverage paragraph hereinbelow, after the effective date of such termination, Adial and its Affiliates and Sublicensees may, for a period of one (1) year, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that (i) Adial shall pay to Foundation the running royalties and other payments as required hereinabove (subject to any expiration under Section 7.1), (ii) insurance required hereunder shall be in effect, and (iii) Adial shall submit the reports required by the Product Reports paragraph hereof.

7.6	Effect on Sublicenses

Upon termination of this Agreement in whole or in part, for any reason, Adial shall promptly notify its Sublicensees of such termination. Upon termination of this Agreement, (i) Adial shall no longer have the authority to grant further sublicenses and (ii) each Sublicense shall, to the extent provided for in such Sublicense and not imposing any obligations on Foundation in excess of those imposed on Foundation herein, survive termination of this Agreement and automatically be assigned to Foundation upon such termination, provided that the financial terms for Foundation are no less favorable than those in this Agreement.

7.7	Survivability

The provisions of the Financial Considerations, Reports and Records, Confidentiality, Indemnification and Insurance, Representations and Warranties, Export Control and Non-Use of Names articles of this Agreement shall survive termination of this Agreement. In the event of a partial termination hereof (e.g., with respect to a Licensed Patent in a particular country), those same articles shall survive with respect to the terminated rights, and all of the provisions hereof shall continue in full force and effect with respect to the non-terminated rights.

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Article 8
CONFIDENTIALITY

8.1	Confidential Information

During the term of this Agreement and for a period of five (5) years thereafter, the parties agree that all Confidential Information shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any third parties unless agreed to in writing by the party providing the information; nor shall any such Confidential Information be used by the receiving party for any purpose other than those contemplated by this Agreement; except, however, the parties agree that nothing herein will be construed to prevent (i) the parties from providing information about this Agreement and amounts paid as part of other routinely prepared summary documents or financial statements, and (ii) Foundation from reporting consideration received hereunder to UVA and the Inventors. Additionally, Confidential Information may be disclosed if required by law or regulation; if required for submissions to the FDA or similar foreign agencies; or, by Adial, if disclosed to current or potential investors, sublicensees, or development partners that are bound by confidentiality agreements.

8.2	Security

Adial and Foundation agree that the confidentiality obligations hereunder shall require that each party use those security and confidentiality procedures and practices as each would use for its own confidential records, which shall in any event be no less than commercially reasonable. Adial acknowledges that UVA and Foundation are separate entities, that these confidentiality provisions do not bind UVA, and that the protection of Adial’s Confidential Information may require Adial to enter into a separate confidentiality agreement with UVA.

8.3	Publication

In recognition of the academic mission of the University of Virginia, Adial agrees that nothing herein shall prevent UVA or Foundation from disclosing or publishing UVA or Foundation information, or create any legal liability for doing so, irrespective of whether such information comprises Licensed Know-how or other UVA or Foundation Confidential Information, provided that (i) if the Inventors provide the Foundation with a manuscript of any proposed paper or an abstract of any proposed presentation describing any inventions included within the Licensed Rights or other technology claimed or described in the patents and patent applications included in the Licensed Patents, Foundation shall provide the same to Adial and (ii) as reasonably requested by Adial, Foundation shall instruct its patent counsel to make such patent filings or conduct the prosecution of the patents and patent applications included in the Licensed Patents as appropriate prior to publication or presentation of such material to prevent the loss of any rights granted under this Agreement.

Article 9
GOVERNING LAW AND ARBITRATION

9.1	Law To Govern

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its or any other jurisdiction’s conflicts of laws provisions.

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9.2	Arbitration Proceedings

Claims, disputes, or controversies between the parties concerning the validity, construction, or scope of any of the Licensed Patents shall be resolved in the Federal District Court seated in Washington, DC. All other claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties within sixty (60) days of identification of such controversy, shall, upon notice from one party to the other following such sixty (60) day period, be resolved by final and binding arbitration by a panel of three (3) arbitrators in Washington, DC, under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), except where those rules conflict with this provision, in which case this provision controls. The arbitration shall be conducted by a panel of three (3) independent, neutral arbitrators that are industry experts experienced in the issues comprising the dispute. Adial and Foundation shall each be entitled to select one such arbitrator, with the two such arbitrators so selected selecting the third such arbitrator. In the event either party fails to select its arbitrator within ten (10) days of the initiation of arbitration under this Section 9.2, the arbitrator selected by the other party within such ten (10) day period shall be entitled to select the third such arbitrator. The arbitrators shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement. Each party shall bear its own costs, fees and expenses in the arbitration and shall share equally the arbitrators’ fees, unless the arbitrators determine that their fees are to be paid by the non-prevailing party. Any award rendered in such arbitration may be enforced by either party in the courts of the Commonwealth of Virginia seated in Charlottesville. The parties hereby irrevocably consent and submit to the exclusive jurisdiction and venue of each court and arbitration site cited above for the purposes each is mentioned. Notwithstanding the foregoing, either party may seek injunctive, equitable, or similar relief from any court of competent jurisdiction as necessary to enforce its rights without the requirement of arbitration (including but not limited to a party’s rights with respect to patent infringement, breaches of confidentiality, misappropriation of trade secrets, and the like).

Article 10
INDEMNIFICATION AND INSURANCE

10.1	Licensee Indemnification

Adial agrees to indemnify, hold harmless and defend Foundation and UVA against any and all claims arising from Adial’s, its Affiliates’ or Sublicensees’ exercise of any rights under this Agreement, including without limitation, against any damages, losses or liabilities whatsoever for death, injury to person or damage to property, or for the infringement of third party intellectual property rights, as a result of the making, use, importation, sale, development, design, promotion, possession, operation or other disposition of any Licensed Products, or the practice of the Licensed Patents or the Licensed Know-how by Adial, its Affiliates, Sublicensees, customers, assignees, or other transferees, to the extent that such claims, damages, losses or liabilities do not result from Foundation’s or UVA’s negligence, intentional misconduct, breach of this Agreement, or failure to comply with any applicable laws, rules, or regulations. As used in this paragraph, “UVA” and “Foundation” include their officers, directors, trustees, personnel, agents, employees, faculty, students, successors and assigns; “Adial” includes any and all of its parents, assigns, successors, officers, directors, trustees, personnel, agents, and employees. Adial acknowledges that the technology embodied in the rights licensed hereunder is experimental and agrees to take reasonable precautions to prevent death, personal injury, illness and property damage. Adial shall obtain and maintain product liability and general liability insurance in accordance with the requirements of Section 10.2 herein, and shall require each of its authorized Affiliates and Sublicensees to have such insurance. Evidence of the existence and sufficiency of such insurance shall be provided to Foundation upon request.

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10.2	Extent of Insurance

Neither Adial nor any Affiliate shall make, use, import, offer to sell or sell any Licensed Product, or engage in any other act involving any Licensed Product or the Licensed Rights, if such act could possibly create material risk of a claim against Foundation or UVA for personal injury of property damage, unless Adial shall have first provided Foundation with a certificate of insurance, to be updated yearly, proving that Adial or such Affiliates or Sublicensees have in force, during the term of this Agreement, a policy of liability insurance with sufficient occurrence and annual aggregate limits to indemnify Foundation and UVA against liability claims for accidental death, injury, illness or other damages arising from such act, as required by the previous paragraph. Such insurance policy must, during the applicable term specified in Section 10.3 below, consist of broad form contractual liability coverage and shall further include liability insurance covering Licensed Products with total limits of not less than:

(1)	ten million U.S. dollars (U.S. $10,000,000) annual aggregate and five million U.S. dollars (U.S. $5,000,000) for each occurrence as a combined single limit for bodily injury or death and for property damage for the use of Licensed Products in, on or with humans as part of clinical trials, prophylactic, diagnostic or therapeutic use undertaken on behalf of Adial, its Affiliates, or its Sublicensees, or with Licensed Products supplied by Adial, its Affiliates, or its Sublicensees. Such insurance policy shall name Foundation and UVA as additional insured parties but shall not include UVA- or investigator-sponsored trials independent of Adial, its Affiliates, or its Sublicensees being conducted at UVA with respect to any Licensed Product; and

(2)	two million U.S. dollars (U.S. $2,000,000) annual aggregate and one million U.S. dollars (U.S. $1,000,000) for each occurrence as a combined single limit for bodily injury or death and for property damage for the use of Licensed Products not covered by (1) above; or

(3)	if Adial has provided UVAPF with evidence that is reasonably acceptable to demonstrate that Adial or its Sublicensee has sufficient financial resources to support meaningfully the indemnification obligations undertaken herein and agrees to do so, then Adial and/or its Sublicensee shall have the option of self insuring.

Adial agrees that, unless coverage satisfying the requirements of this Agreement is first provided under another policy in compliance with the foregoing provisions and without any gap in coverage, the required coverage will not be reduced below the minimums established above or canceled by Adial without the prior written approval of the Executive Director of Foundation. Any such reduction of such coverage below the minimums described above without written approval or first obtaining alternative coverage satisfying the requirements of this Agreement under another policy in compliance with the foregoing provisions and without any gap in coverage, or any other violation of the provisions of this paragraph, shall be deemed a material breach of this Agreement. Adial may request elimination of the above insurance requirements provided it has provided reasonable evidence that Adial or its Sublicensee has sufficient financial resources to support meaningfully the indemnification obligations undertaken, such request not to be unreasonably withheld.

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10.3	Term of Insurance

Unless expressly waived in writing by Foundation, Adial agrees that the above-described liability insurance policy shall be continuously maintained in force for so long as this Agreement remains in effect, and such policy will provide coverage as described above whether such liability may occur or be claimed for a period of up to six (6) years after termination hereof, provided that the insurance coverage described in paragraph (1) of Section 10.2 shall not be required of Adial until such time as Adial, an Affiliate thereof, or a Sublicensee has on its own behalf undertaken the use of Licensed Products in, on or with humans as part of clinical trials, diagnostic or therapeutic use. Neither Adial nor any third party shall terminate or reduce the face value of such insurance coverage below the minimums established above while such policy is in effect, unless coverage satisfying the requirements of this Agreement is first provided under another policy in compliance with the foregoing provisions and without any gap in coverage.

10.4	Lapse of Coverage

This Agreement and the licenses granted herein to Adial shall immediately and automatically terminate without notice in the event Adial, or its Affiliates, Sublicensees or other party acting under authority of Adial, fails to obtain the insurance required hereunder, or if the insurance lapses or is cancelled and coverage satisfying the requirements of this Agreement is not first provided under another policy in compliance with the foregoing provisions. A termination occurring under this paragraph shall occur and become effective at the time such insurance coverage ends or becomes required and is not obtained, and Adial and its Affiliates shall have no right to complete production and sale of Licensed Products under the Continued Obligations paragraph hereinabove. Nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Notwithstanding the foregoing, to the extent that automatic termination resulted from a lapse of the above-required insurance, and to the extent that such rights are still available for licensing, Adial shall have the right to reinstate the effectiveness of this Agreement by obtaining the required insurance, whereupon this Agreement shall automatically become effective as of the date of reinstatement of said insurance, and shall remain in full force and effect without any further action of the parties.

10.5	Sublicensee Insurance

Adial shall insert indemnification and insurance requirements reasonably sufficient to enable Sublicensee to comply with Adial’s obligations under this Article 10 in any Sublicense in which Adial grants to a third party the right to make, use, import, offer to sell or sell any Licensed Product, including naming UVA and Foundation as additional insured parties for the sale or other dispensation of Licensed Product.

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Article 11
REPRESENTATIONS AND WARRANTIES

11.1	No Encumbrances

Each party hereto acknowledges and agrees that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys concerning the subject matter of this Agreement. Each party further warrants and represents that, to the best of its knowledge, it has the full right and power to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence which are inconsistent with the provisions of this Agreement.

11.2	Licensee Warranty

Adial warrants and represents that it shall use commercially reasonable efforts to diligently pursue the development, manufacture, and sale of at least one Licensed Product throughout the term of this Agreement. For purposes of this Section 11.2, the acts of Adial’s Affiliates and Sublicensees shall be deemed the acts of Adial for purposes of satisfying Adial’s obligations hereunder.

11.3	Licensor Warranty

Foundation hereby represents and warrants to Adial that to the best of its knowledge Foundation is the owner of all right, title, and interest in the Licensed Rights, free and clear of any claims or encumbrances, except as indicated in the Government Rights and the Reservation by Licensor paragraphs hereinabove. However, in the event that a third party makes a claim of inventorship or ownership of a Licensed Patent based solely upon information not known to Foundation prior to the Effective Date, and after a good faith evaluation of such claim it is necessary to add such party to the Licensed Patent as an inventor and/or to assign an undivided interest in and to said Licensed Patent to such third party, then such action shall not be considered a breach of this Agreement. In such instance, Foundation and Adial shall negotiate in good faith to reasonably amend the Agreement to take into consideration any change in the scope of the license granted herein resulting from such co-ownership of the Licensed Patent at issue.

11.4	Infringement Actions by 3rd Parties

Adial acknowledges and agrees that all rights licensed by Foundation hereunder are licensed without any representation, indemnification or warranty with respect to possible infringement of third party rights. In the event of a third party infringement action against either party with respect to Adial’s or its Affiliates’ or Sublicensees’ use, manufacture, or sale of any Licensed Product, Adial will defend Foundation at Adial’s expense, with the understanding that breaching such obligation may result in a default judgment against Adial, its Affiliates, Sublicensees, and/or Foundation (however, Adial’s failure to defend shall not prevent Foundation from defending itself). Adial shall indemnify, defend and hold Foundation harmless from any such judgment, and without limitation shall pay any damages awarded in any judgment against Foundation. Foundation will cooperate as requested by Adial, and will be compensated by Adial for its reasonable out-of-pocket expenses incurred in such cooperation, which Foundation will only be required to expend if Adial has approved same for reimbursement. No settlement, consent judgment, or other voluntary final disposition of any suit that would affect the validity, scope or enforceability of the Licensed Rights, by estoppel, admission or otherwise, or Foundation’s rights in or to same, may be entered into without the consent of Foundation. Notwithstanding anything to the contrary, Adial shall not in any event be responsible for any third party infringement action resulting from the activities of Foundation, UVA, or, to the extent acting in their role as UVA faculty and researchers, the Inventors, if such activities are conducted entirely independently of Adial, its Affiliates, or Sublicensees.

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11.5	Disclaimers

Nothing in this Agreement shall be construed as (i) a warranty or representation by Foundation as to the validity or scope of any Licensed Rights, (ii) a warranty or representation that anything made, used, imported, developed, promoted, offered for sale, sold, or otherwise disposed of under any license granted in this Agreement does not or will not infringe patents, trade secrets or other proprietary rights of third parties; (iii) a representation or warranty of operability or that development of a commercial products is possible; (iv) an obligation to bring or prosecute actions or suits against third parties for infringement; (v) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of Adial, UVA or Foundation (except at required by law or other regulation); (vi) conferring by implication, estoppel or otherwise any license or rights under any patents of Foundation other than the Licensed Patents; (vii) any other representations or warranties, either express or implied, unless specified in this Agreement; (viii) directly or indirectly operating or applying as a waiver of sovereign immunity by the Commonwealth of Virginia; or (ix) imposing any obligation or any liability on any party contrary to the laws of the Commonwealth of Virginia. EXCEPT WITH RESPECT TO THE WARRANTIES MADE EXPLICITLY BY FOUNDATION IN THIS AGREEMENT, (I)ALL RIGHTS ARE LICENSED HEREUNDER “AS IS” AND (II) FOUNDATION DISCLAIMS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED RIGHTS, OR ANY LICENSED PRODUCTS.

11.6	Limitation of Liability.

NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

Article 12
PAYMENTS AND NOTICES

Any payment, notice, or other communication given under this Agreement (except for correspondence necessary in Article 6 Patent Prosecution hereinabove) shall be in writing and sent by certified first class mail (return receipt requested) or overnight courier, or by facsimile or other electronic means, provided that a copy of such facsimile is promptly sent by certified first class mail (return receipt requested) or overnight courier, addressed to the parties as follows (or at such other addresses as the parties may notify each other in writing):

Adial: ADial Pharmaceuticals, LLC 1001 Research Park Drive Suite 100 Charlottesville, VA 22911 Attention: CEO	Foundation: University of Virginia Patent Foundation 250 West Main Street, Suite 300 Charlottesville, Virginia 22902 Attention: Executive Director

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Article 13
ASSIGNMENT

So long as Adial is not in material breach of this Agreement in any respect, Adial may transfer this Agreement, by assignment or otherwise, and/or the rights acquired by it hereunder upon obtaining consent from Foundation for the same (such consent will not be unreasonably withheld), provided that any transfer or assignment to an Affiliate of Adial or that is made in conjunction with the sale or other transfer of all of that portion of Adial’s business concerning addiction in humans, regardless of whether such transfer is in the form of a sale of the Adial’s assets, a sale of at least the majority shares of Adial’s Equity or other form of acquisition, an equity exchange or other form of merger, acquisition, consolidation, reorganization, or other transfer or similar transaction shall not require the prior consent of Foundation (the parties acknowledge that this Agreement is inherently transferred by Adial in a merger or acquisition, and the parties hereby consider this Agreement transferred as a result of such transfer of Adial’s business). Adial shall give Foundation written notice of Adial’s intent to so transfer this Agreement twenty (20) days prior to completion of such transfer, along with a draft of the proposed transfer agreement as it exists at that time and a copy of the proposed transfer agreement in substantially the form in which it is to be executed at least three (3) days before said execution, pursuant to which such transferee shall agree in writing to be bound by the terms and conditions of this Agreement. Upon completion of such transfer, the term “Adial” as used herein shall include such transferee. If the transferee in any transfer or assignment contemplated above shall not have agreed in writing to be bound by the terms and conditions of this Agreement, Foundation shall have the right to terminate this Agreement upon written notice.

Article 14
NON-USE OF NAMES

Except as provided by law or other regulations, neither party shall use the names of the other, or any adaptation thereof, or of their employees, officers, or agents, or any adaptation thereof, in any advertisement, promotional or sales literature without prior written consent obtained from such party in each case. However, Adial may state that it licensed from Foundation one or more of the patents and/or patent applications comprising the Licensed Patents, and Foundation may state that it licensed to Adial one or more of the patents and/or patent applications comprising the Licensed Patents, and may further include (i) UVA Inventors’ names, (ii) invention titles and summaries, (iii) technology field of use, and (iv) the type and extent of the license, but may not include terms and conditions of this Agreement, or other Confidential Information, unless such disclosure is required by law, rule or regulation. The parties agree to take all reasonable precautions to prevent any such public information regarding the Licensed Patents or this Agreement from containing inaccuracies or from otherwise being misconstrued or misleading, and such information shall clearly indicate the party responsible for the conception of the Licensed Patents, and the ongoing research and development efforts at Adial and at UVA. Foundation understands that Adial will provide copies of this Agreement and other Foundation Confidential Information to third parties under confidentiality agreements in the ordinary course of its business.

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Article 15
EXPORT CONTROLS

It is understood that Foundation and Adial are subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and that such obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Adial that Adial shall not export data or commodities to certain foreign countries without prior approval of such agency. Foundation does not represent that a license is not required, or that, if required, such a license shall be issued.

Article 16
MARKING

Adial shall mark all Licensed Products made or sold in the United States in accordance with 35 U.S.C. §287(a), and will mark all Licensed Products made or sold in other countries in accordance with the laws and regulations then applicable in each such country; and Adial acknowledges that it will be liable to Foundation for actual infringement damages lost due to improper or defective patent marking, but not any punitive, treble, or court-increased damages that might otherwise have been awarded for willful infringement.

Article 17
FORCE MAJEURE

No party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by acts of God or natural disaster, interference by civil or military authorities, non-administrative government actions, and war or terrorism.

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Article 18
SEVERABILITY

Should any provision of this Agreement be determined to be unenforceable or otherwise unlawful, then such provision shall be without effect, as if such provision had not been included herein, and the remaining terms of this Agreement shall survive. In such instance, the parties shall promptly meet to agree upon further terms which shall, within the confines of the law, most substantially satisfy the intention of the parties as reflected by the ineffective provision. If such agreement between the parties is not reached within thirty (30) days of the date such provision is determined to be unenforceable or otherwise unlawful, the parties agree to submit such matter to binding arbitration in accordance with the arbitration provisions in Section 9.2 hereinabove.

Article 19
HEADERS

The article and paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Article 20
BENEFIT AND WAIVER

This Agreement is binding upon and shall inure to the benefit of the parties hereto, their representatives, successors and permitted assigns. No failure or successive failures on the part of the parties, to enforce any provisions of this Agreement, and no waiver or successive waivers on either party’s part of any condition of this Agreement, shall operate as a discharge of such provision or condition, or render the same invalid, or impair the right of such party to enforce same in the event of any subsequent breach or breaches by the other party.

Article 21
ENTIRE AGREEMENT

This Agreement supersedes the AC Agreement as of the Effective Date. The parties hereto acknowledge that as of the Effective Date this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes any and all prior written and oral agreements, understandings, promises or offers, including without limitation any term sheet which preceded its drafting, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto and explicitly referencing this Agreement and specifying that it is the parties’ intent to modify the terms and/or conditions set forth herein. The parties acknowledge that invoices, purchase orders or other mechanisms for administering any payment or other obligation set forth herein shall not contain terms and conditions separate from, in addition to, and/or in conflict with this Agreement, and that any such terms, if present, shall be void and without effect, and shall not be enforceable by any party hereto. The initial drafting of this Agreement by Foundation was for the convenience of both parties, and both parties agree that such fact shall not result in any of the above clauses being construed against Foundation should such clauses become in dispute.

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IN WITNESS WHEREOF, the parties hereto have agreed and accepted the terms and conditions of, and have duly executed this Agreement to be made effective as of the Effective Date.

For The University of Virginia Patent Foundation:		ForADial Pharmaceuticals, LLC

By:	/s/ Miette H. Michie	By:	/s/ William B. Stilley, III
	Miette H. Michie		William B. Stilley, III
	Interim Executive Director and CEO		Chief Executive Officer

Date:	January 19, 2011	Date:	January 21, 2011

By:	/s/ Erik L. Hewlett
Erik L. Hewlett
Chairman

Date:	January 21, 2011

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Appendix A

LICENSED PATENTS

1.	PCT/US2007/088100, filed 12/19/07

“Combined Effects of Topiramate and Ondansetron on Alcohol Consumption”

Foundation Docket#: 01347	TechID: JOHNSON-COMBO

2.	PCT/US2008/052628, filed 1/31/08

“Topiramate plus Naltrexone for the Treatment of Addictive Disorders”

Foundation Docket#: 01354	TechID: JOHNSON-NALTREXON

3.	PCT/US2008/064232, filed 5/20/08

“Medication Combinations for the Treatment of Alcoholism and Drug Addiction”

Foundation Docket#: 01454	TechID: JOHNSON-TRIPLE

4.	PCT/US2008/073738, filed 8/20/2008

“Method, Computer Program Product And System For Individual Assessment Of Alcohol Sensitivity”

Foundation Docket#: 01442	TechID: JOHNSON-ASI

5.	PCT/US2009/035420, file 2/27/2009

“Serotonin Transporter Gene and Treatment of Alcoholism”

Foundation Docket#: 01493	TechID: JOHNSON-GENE

6.	PCT/US2010/001273, filed 4/30/2010

“Serotonin Transporter Gene and Treatment of Alcoholism”

Foundation Docket#: 01652	TechID: JOHNSON-GENE2

7.	U.S. Provisional Patent Application 61/263,599, filed 11/23/2009, now abandoned

“Serotonin Transporter Gene and Treatment of Alcoholism”

Foundation Docket#: 01706	TechID: JOHNSON-TT

8.	U.S. Provisional Patent Application 61/300,591, filed 2/2/2010 and U.S. Provisional Patent Application 61/429,416, filed 1/3/2011

“Molecular Genetic Approach to Treatment and Diagnosis of Alcohol and Drug Dependence”

Foundation Docket#: 01716	TechID: JOHNSON-COMBOGENE

9.	U.S. Provisional Patent Application 61/323,931, filed 4/14/2010

“Dual Medications Synergize to Decrease the Endophenotype of Severe Drinking in Rats”

Foundation Docket#: 01745	TechID: JOHNSON-SYNERGY

10.	U.S. Provisional Patent Application 61/361,203 filed 7/2/2010

“Serotonin Transporter Gene and Treatment of Alcoholism”

Foundation Docket#: 01771	TechID: JOHNSON-TTCOMP